Exhibit 99.3

Audited Consolidated Financial Statements of
CBR Holdco, LLC (Successor Company) as of December 31, 2014 and 2013
and for the Years Ended December 31, 2014 and 2013

Independent Auditor’s Report

To the Board of Directors and Management
of CBR Holdco, LLC

We have audited the accompanying consolidated financial statements of CBR Holdco, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014, 2013 and 2012 and the related consolidated statements of operations, of members’ equity and of cash flows for the years ended December 31, 2014 and 2013 and the period from July 13, 2012 to December 31, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBR Holdco, LLC and its subsidiaries at December 31, 2014, 2013 and 2012, and the results of their operations and their cash flows for the years ended December 31, 2014 and 2013 and the period from July 13, 2012 through December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 14, 2015

CBR Holdco, LLC

Consolidated Balance Sheets

December 31, 2014 and 2013

	2014	2013
Assets
Current assets
Cash and cash equivalents	$11,134,325	$21,029,580
Accounts receivable, net of allowance for doubtful accounts of $2,115,475 and $2,232,175, respectively	11,161,527	11,589,790
Inventories	5,156,379	7,466,197
Deferred tax assets	2,197,882	2,271,426
Restricted cash	30,918,827	2,240,000
Prepaid and other current assets	8,747,940	10,879,817
Total current assets	69,316,880	55,476,810
Property and equipment, net	26,310,683	26,140,435
Restricted cash	—	34,626,975
Goodwill	288,006,094	286,236,057
Other intangibles	127,564,343	144,360,633
Other long-term assets	4,659,657	3,963,335
Total assets	$515,857,657	$550,804,245
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$2,650,568	$1,613,693
Accrued liabilities	9,999,430	11,759,194
Deferred revenue	30,960,319	27,276,833
Term loan	1,740,700	6,900,140
Other current liabilities	36,551,890	628,445
Total current liabilities	81,902,907	48,178,305

Non-current liabilities
Deferred revenue, net of current portion	22,035,345	11,209,989
Term loan, net of current	195,625,828	135,148,645
Notes payable	81,002,723	62,221,353
Other long term liabilities	45,837,335	94,156,478
Deferred rent	234,893	264,236
Total liabilities	426,639,031	351,179,006

Commitments and Contingencies (note 13)

Members’ equity
Common units; 45,025,336 units authorized; 23,812,488 and 23,776,091, issued and outstanding, at December 31, 2014 and 2013, respectively	138,160,906	235,760,903
Additional paid-in capital	6,538,922	4,209,761
Accumulated deficit	(55,481,202)	(40,345,425)
Total members’ equity	89,218,626	199,625,239
Total liabilities and members’ equity	$515,857,657	$550,804,245

The accompanying notes are an integral part of these consolidated financial statements.

CBR Holdco, LLC

Consolidated Statements of Operations

Years Ended December 31, 2014 and December 31, 2013

	2014	2013
Revenues
Net revenues	$121,790,170	$108,104,486
Other revenue	145,843	163,242
Total revenues	121,936,013	108,267,728
Operating costs and expenses
Cost of services	27,358,681	29,376,414
Selling, general, and administrative	95,926,556	96,087,955
Research and development	252,160	166,045
Total operating costs and expenses	123,537,397	125,630,414
Loss from operations	(1,601,384)	(17,362,686)
Interest expense	22,447,428	17,443,942
Interest income	(35,995)	(11,063)
Other expense	48,882	—
Change in fair value of contingent consideration	(264,306)	651,726
Loss before provision for income taxes	(23,797,393)	(35,447,291)
Benefit from income taxes	(8,661,616)	(12,073,844)
Net loss	$(15,135,777)	$(23,373,447)

The accompanying notes are an integral part of these consolidated financial statements.

CBR Holdco, LLC

Consolidated Statements of Members’ Equity

Years Ended December 31, 2014 and December 31, 2013

			Additional		Total
	Common units		paid-in	Accumulated	members’
	Units	Amount	capital	deficit	equity
Balances as of December 31, 2012	24,001,091	$238,010,903	$2,201,394	$(16,971,978)	$223,240,319

Common units issued to investors for cash	57,500	575,000	—	—	575,000
Common units repurchased from investors with cash	(282,500)	(2,825,000)	—	—	(2,825,000)
Stock-based compensation	—	—	2,008,367	—	2,008,367
Net loss	—	—	—	(23,373,447)	(23,373,447)
Balances as of December 31, 2013	23,776,091	235,760,903	4,209,761	(40,345,425)	199,625,239
Common units issued to investors for cash	36,397	400,003	—	—	400,003
Distribution to members	—	(98,000,000)	—	—	(98,000,000)
Stock-based compensation	—	—	2,329,385	—	2,329,385
Repurchase of Incentive Units	—	—	(224)	—	(224)
Net loss	—	—	—	(15,135,777)	(15,135,777)
Balances as of December 31, 2014	23,812,488	$138,160,906	$6,538,922	$(55,481,202)	$89,218,626

The accompanying notes are an integral part of these consolidated financial statements.

CBR Holdco, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2014 and December 31, 2013

	2014	2013
Cash flows from operating activities:
Net loss	$(15,135,777)	$(23,373,447)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	2,329,385	2,008,367
Depreciation	8,785,472	8,967,580
Change in fair value of contingent consideration	(264,306)	651,726
Gain on settlement with selling shareholders of CBR	(1,227,632)	—
Amortization of intangibles	16,796,290	18,179,512
Loss on disposal of property and equipment	436,975	—
Deferred income taxes	(10,382,489)	(8,958,875)
Provision for/(recovery of) doubtful accounts	(116,700)	184,847
Non-cash interest expense on term loans and notes payable	2,014,081	1,354,484
Changes in assets and liabilities:
Accounts receivable	544,963	(1,152,206)
Inventories	2,309,818	(45,765)
Prepaid expenses and other current assets	293,450	(8,997,163)
Accounts payable	1,036,875	(2,598,068)
Deferred revenue	14,508,842	21,702,029
Accrued liabilities	(2,189,921)	1,069,862
Other liabilities	(2,247,106)	(777,549)
Net cash provided by operating activities	17,492,220	8,215,334

Cash flows from investing activities:
Restricted cash	6,468,839	3,069,206
Purchase of property, plant, and equipment	(8,962,538)	(3,403,466)
Net cash used in investing activities	(2,493,699)	(334,260)

Cash flows from financing activities:
Proceeds from sale of membership units	400,003	575,000
Cash used from repurchase of membership units or incentive units	(224)	(2,825,000)
Borrowings term loans and notes payable	81,121,670	—
Distribution to members	(98,000,000)	—
Debt issuance costs	(3,665,225)	—
Repayments of term loans	(4,750,000)	(4,687,500)
Net cash used in financing activities	(24,893,776)	(6,937,500)
Net (decrease) increase in cash and cash equivalents	(9,895,255)	943,574

Cash and cash equivalents at beginning of year	21,029,580	20,086,006
Cash and cash equivalents at end of year	$11,134,325	$21,029,580

Supplemental disclosures of cash flow information:
Cash paid for interest	$17,731,895	$16,122,246
Cash paid for income taxes	527,049	8,010,100

Supplemental disclosures of non-cash investing and financing activities:
Fixed assets purchases in accrued liabilities/accounts payable	$430,157	$61,146
(Payment)/Refund of taxes in restricted cash	(520,691)	22,996,365
Change in goodwill	(1,770,037)	1,266,179

The accompanying notes are an integral part of these consolidated financial statements.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

1.              The Company and Basis of Presentation

CBR Holdco, LLC (“Holdco”) was formed in July, 2012. Holdco, a Delaware limited liability company, is the parent of CBR Acquisition Holdings Corp (“Holdings”), a Delaware corporation and a wholly owned subsidiary and the parent of Cbr Systems, Inc. (“CBR”), a Delaware corporation and a wholly owned subsidiary (collectively, “the Company”). In September 2012, Holdco, through its wholly owned subsidiary, Holdings, acquired all outstanding capital stock of CBR. The financial results of CBR are included starting from September 19, 2012, the closing date of the acquisition.

The consolidated financial statements for years ended December 31, 2014 and 2013 reflects the financial results of the Company.

CBR provides services for: 1) the collection and processing of newborn stem cells from umbilical cord blood and the cryogenic storage of the cells; and 2) the collection of umbilical cord tissue and the cryogenic storage of the tissue. Umbilical cord blood and tissue are rich and diverse sources of stem cells that can be collected without ethical concerns in a ten-minute window immediately after birth. CBR believes that stem cells, which are precursors of the specialized cells that comprise the body’s immune and blood systems, are beneficial in the treatment of various cancers, immune system disorders, and genetic defects. Additionally, this population of stem cells is an increasingly sought after source for clinical research in regenerative medicine because these cells have demonstrated embryonic-like capabilities to proliferate and develop into all of the major cell types in the body, without tumor or immune response issues.

The Company is headquartered in San Bruno, California with business operations in Tucson, Arizona.

2.              Summary of Significant Accounting Policies

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, valuation of goodwill and purchased intangible assets, allowances for doubtful accounts, deferred tax assets, inventory valuation, and stock-based compensation.

Principles of Consolidation

The consolidated financial statements include the accounts of Holdco, Holdings, and CBR. All material intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original purchase maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in bank checking accounts.

Fair Value of Financial Instruments

The carrying amount of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities. The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuations

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1                                Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2                                Inputs other than quoted prices that are observable for the assets or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3                                Inputs that are unobservable.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. See Note 12 for more information.

Accounts Receivable

Accounts receivable are recorded at the invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial conditions, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for uncollectible accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company extends credit to its customers based on an evaluation of the customer’s financial condition, generally without requiring a deposit or collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as needed. Although the Company deposits its cash and cash equivalents and restricted cash with major financial institutions, its deposits, at times, may exceed federally insured limits.

Inventories

Inventories consist of cord blood collection kits and processing bags. The Company values inventories at lower of cost or market using the specific-identification method. The Company analyzes inventory levels monthly and expired inventory is disposed of and the related costs are written off. Inventory consisted of the following at December 31:

	2014	2013

Raw materials	$4,397,743	$6,345,674
Finished goods	758,636	1,120,523
Total	$5,156,379	$7,466,197

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

Property and Equipment

Property and equipment consists of land, building and improvements, computer equipment and software, laboratory equipment, office furniture and equipment, leasehold improvements, and construction in progress. Property and equipment are recorded at cost and are depreciated using the straight-line method based upon estimated useful lives of the assets, which are as follows:

Useful Life
Building and improvements	33 - 40 Years
Comuter equipment and software	3 - 5 Years
Laboratory equipment	3 - 7 Years
Office furniture and equipment	3 - 5 Years
Leasehold improvements	Lesser of Lease or Asset Life

Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is recognized in the statement of operations. Maintenance and repairs are charged to operations as incurred.

Internally Developed Software

The Company capitalizes the cost of software developed for internal use in accordance with ASC Topic 350 (Statement of Position (SOP) 98-1), Intangibles — Goodwill and Other. Capitalization of the costs of software developed or obtained for internal use begins at the application development phase of the project and totaled $2,443,106 and $379,395 for the years ended December 31, 2014 and 2013, respectively. Amortization of the costs of software developed for internal use begins when the assets are placed in productive use. Software currently in development is included in construction in progress.

Restricted Cash

Restricted cash at December 31, 2014 and 2013 consists of cash in money market accounts related to providing certain employees of CBR additional compensation for continuing to work for CBR, and funding a portion of the retained amount. The balance in restricted cash at December 31, 2014 totaled $30,918,827, comprising $28,459,036 related to the Retained Account, and $2,459,791 relating to the Employee Retention Account (Note 8).

Goodwill

Goodwill has an indefinite useful life and is not amortized. For the purpose of testing goodwill for impairment, the Company has determined that it has one reporting unit. The Company evaluates goodwill for impairment at least annually or whenever an event occurs or circumstances changes that would more likely than not reduce the fair value of a reporting unit below its carrying amount. If the Company determines that a quantitative analysis is necessary, the impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit against its carrying amount, including the goodwill allocated to each reporting unit. The Company determines the fair value of its reporting unit based on a combination of income and market approaches. The income approach is based on the present value of estimated future cash flows of the reporting units and the market approach is based on a market multiple calculated for each business unit based on market data of other companies engaged in similar business. If the carrying amount of the reporting unit is in excess of its fair value, step two requires the comparison of the implied fair value of the reporting unit’s goodwill against the carrying amount of the reporting unit’s goodwill. Any excess of the carrying value of the reporting unit’s goodwill over the implied

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

fair value of the reporting unit’s goodwill is recorded as an impairment loss. There was no impairment of goodwill identified through December 31, 2014.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. There have not been any impairments of long-lived assets through December 31, 2014.

Contingent Consideration

Contingent consideration is re-measured to its estimated fair value for each year and with the change in fair value recognized as income or expense in the Company’s consolidated statements of operations. Therefore, any changes in the fair value will impact the Company’s results of operations in such reporting period thereby resulting in potential variability in the Company’s results until contingencies are resolved. The change in fair value for the year ended December 31, 2014 and 2013 was ($264,306) and $651,726, respectively.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured. For multiple-element arrangements, the Company allocates revenue to all deliverables based on their relative selling prices.

The Company determines the selling price to be used for allocating revenue to deliverables as follows: (i) vendor specific objective evidence (“VSOE”), (ii) third-party evidence of selling price (“TPE”), and (iii) best estimate of the selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and it is the price actually charged by the Company for that deliverable. Any discounts given to the customer are allocated by applying the relative selling price method.

The Company has identified two deliverables generally contained in the arrangements involving the sale of its umbilical cord blood and/or cord tissue products. The first deliverable is associated with enrollment, including the provision of a collection kit and processing. Revenue for this deliverable is recognized after the collection and successful processing of a cord blood/cord tissue unit. The second deliverable is either the annual storage of a specimen for 18 year or lifetime storage (“prepaid storage”) of a specimen. The time period for the lifetime prepaid storage is assessed annually by the Company based on the average duration of life per actuarial tables for males and females. Revenue for this deliverable is recognized ratably over the length of the payment service period. The Company has allocated revenue between these deliverables using the relative selling price method. The selling price for the enrollment, collection kit and processing deliverable and the prepaid storage option are determined based on ESP because the Company does not have VSOE or TPE for these elements. The selling price for the annual storage option is determined based on VSOE as the Company has standalone renewals to support the selling price.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

Deferred revenue includes: (1) amounts collected in advance of unit processing and (2) amounts associated with unearned storage fees collected at the beginning of the storage contract term, net of allocated discounts. Amounts not expected to be recognized within the next year are classified as long-term deferred revenue.

Shipping and Handling

The Company bills its customers a fee for the shipping of the collection kits. For the years ended December 31, 2014 and 2013, these revenues were $6,267,050 and $5,955,710, respectively, and are recorded in net revenues. The costs associated with the shipping of the collection kit are recorded in cost of services. For the years ended December 31, 2014 and 2013, these costs were $4,584,508 and $4,714,247, respectively.

Rental Revenue and Expenses

The Company owns a building in Tucson, Arizona and leases 10,000 square feet to one tenant. Rental revenue is recognized on a straight-line basis over the life of the lease agreement which was renewed in 2013 and expires December 31, 2015. Rental revenue is recorded in other revenue. Future minimum lease payments to be received total $172,124 for the year ending December 31, 2015.

Operating expenses related to the building consist of utilities, maintenance, depreciation, and building management fees. For the years ended December 31, 2014 and 2013, these costs were $282,195 and $286,845, respectively, and are recorded in selling, general, and administrative expenses in the Consolidated Statements of Operations.

Research and Development

Research and development costs are expensed as incurred and consist primarily of contracted services and other direct expenses.

Advertising Costs

The Company capitalizes costs associated with print media advertising space. The capitalized costs are amortized over their expected periods of use.

At December 31, 2014 and 2013, $248,127 and $174,334 of advertising was included in prepaid and other current assets in the accompanying balance sheets. Advertising expense was $2,170,614 and $3,017,445, respectively, for the years ending December 31, 2014 and 2013 and is included in selling, general, and administrative expenses in the Consolidated Statements of Operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company follows generally accepted accounting principles for uncertainty in income taxes. These accounting principles prescribe a comprehensive model for the recognition, measurement, presentation and

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

disclosure in the consolidated financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Change recognition or measurement is reflected in the period in which the change in judgment occurs. No liabilities related to uncertain tax positions are recorded in the consolidated financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense. No penalties or interest have been recorded in the consolidated financial statements.

Management Incentive Units

The Company accounts for stock-based compensation in accordance with ASC Topic 718 (SFAS No. 123R), Compensation — Stock Compensation. ASC Topic 718 requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award.

Comprehensive Loss

The Company has no components of other comprehensive loss other than its net loss, and accordingly, the comprehensive loss is equivalent to the net loss for the years ended December 31, 2014 and 2013.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (“ASU”) No. 2014-09. ASU 2014-09 provided guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued new guidance related to the disclosures around going concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

Other amendments to GAAP have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

Correction of errors

The Company recorded out of period adjustments relating to errors in the 2012 and 2013 financial statements, the effect of which was to record an increase in goodwill of $1,770,037, an increase in deferred taxes of $2,203,799, an increase in other receivables of $1,097,955, an increase in sales, general and administrative expenses of $38,310, and a corresponding increase in Retained Liability of $5,110,101. In the opinion of management, the impact of these errors is not material to the current and prior periods.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

3.              Prepaid and Other Current Assets

Prepaid and other current assets consist of the following as of December 31:

	2014	2013

Income tax receivable	$3,463,386	$3,702,692
Other receivables	883,347	408,236
Prepaid tax deposits	2,553,053	3,950,632
Prepaid expenses	1,848,154	2,818,257
Prepaid and other current assets	$8,747,940	$10,879,817

4.              Property and Equipment

Property and equipment, net, consists of the following as of December 31:

	2014	2013

Land	$700,000	$700,000
Building and improvements	9,549,193	7,930,000
Computer equipment and software	21,902,699	19,380,932
Laboratory equipment	6,092,655	5,315,297
Office furniture and equipment	1,431,843	1,098,983
Leasehold improvements	1,197,476	1,202,814
Construction in progress	5,342,507	1,805,095
	46,216,373	37,433,121
Less accumulated depreciation	(19,905,690)	(11,292,686)
Property and equipment	$26,310,683	$26,140,435

Depreciation expense totaled $8,785,472 and $8,967,580 for the years ended December 31, 2014 and 2013, respectively. The loss on disposal of assets was $436,975, which is comprised of a reduction of fixed assets of $609,443 and a reduction of accumulated depreciation of $172,468.

5.              Goodwill and Other Intangible Assets

Goodwill was remeasured in 2014, as a result of the out of period adjustments described in Note 2. This had the effect of increasing the Goodwill balance from $286,236,057 in December 31, 2013 to $288,006,095 at December 31, 2014.

The Company’s identifiable intangible asset classes subject to amortization, their gross carrying amount, and accumulated amortization as follows as of December 31:

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

Intangible Asset	Weighted Amortization Period	2014	2013
Trade names	20 years	$30,090,000	$30,090,000
Patents and proprietary technology	10 years	23,090,000	23,090,000
Customer relationships	25 years	114,910,000	114,910,000
Less: Accumulated amortization		(40,525,657)	(23,729,367)
Net carrying amount		$127,564,343	$144,360,633

The total weighted-average amortization period of the intangible assets with the finite useful lives was 22 years. The Company recorded amortization expense of $16,796,290 and $18,179,512 for the years ended December 31, 2014 and 2013, respectively.

Estimated aggregate amortization expense for future years is:

2015	$15,529,059
2016	14,397,366
2017	13,013,864
2018	11,716,444
2019	10,616,065
2020 and thereafter	62,291,545
Total	$127,564,343

6.              Term Loans and Notes Payable

In September 2012, CBR and Holdings entered into a credit agreement with lending institutions in the form of term loans totaling $150,000,000 (“Term Loans”) and a notes payable in the amount of $64,000,000 (“Notes Payable”) to fund the acquisition of CBR. The credit agreement gave CBR access to a revolving line of credit in the principal amount of $15,000,000, letters of credit and swing line loans to be used for working capital and other general corporate financing purposes.

On August 5, 2014, the Company entered into a new credit agreement with its lending institutions. The initial term loan was modified and a new term loan of $200,000,000 resulted. The notes payable was modified by increasing the balance by $19,000,000 for a total notes payable amount of $83,000,000. In addition, the new credit agreement gives CBR access to a revolving line of credit in the principal amount of $15,000,000, letters of credit and swing line loans to be used for working capital and other general corporate financing purposes.

The Term Loans were recorded at an initial carrying value of $147,112,500, net of $2,887,500 in debt discount. The debt discount is being accreted to the carrying value of the Term Loans as a non-cash interest expense utilizing the effective interest rate method over the period ending on September 2017, which was the scheduled maturity date of the Term Loans. Debt discount accreted during December 31, 2013, was $579,641. At December 31, 2013, the carrying value of the Term Loans was $142,048,785, net of $2,326,216 of unamortized debt discount.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

The Term Loans were recorded at an initial carrying value of $198,288,821, net of $1,711,179 in debt discount. The debt discount is being accreted to the carrying value of the Term Loans as a non-cash interest expense utilizing the effective interest rate method over the period ending on August 4, 2019, which is the scheduled maturity date of the Term Loans. Debt discount accreted during December 31, 2014, was $1,229,978. At December 31, 2014, the carrying value of the Term Loans was $197,369,974, net of $1,630,026 of unamortized debt discount.

Interest expense on the Term Loans for the year ended December 31, 2013 was $8,182,138. Principal payments and the accrued interest were due and payable on a quarterly basis, starting on December 31, 2012. The quarterly payments were to range from $937,500 to $2,812,500 with a balloon payment of $111,562,500 at the maturity date. The Term Loans were to mature in September 2017 and are collateralized by a perfected security interest in, and mortgages on, substantially all the tangible and intangible assets of CBR and each guarantor. The Term Loans are unconditionally guaranteed by Holdings and each wholly-owned domestic subsidiary of Holdings as specified in the agreement. CBR may prepay the Term Loans, revolving line of credit loans and swing line loans without premium or penalties. The agreement requires mandatory prepayment of the term loans upon a certain excess of cash flow as defined in the terms of the agreement. The Term Loans require CBR to maintain certain financial and non-financial covenants. The agreement contains a material adverse change clause, as defined in the agreement, which would result in an event of default if the lender deems a material adverse change to have occurred to the Company’s business and the bank may declare all obligations immediately due and payable as well as restricts payments of dividends.

Interest expense on the Term Loans for the year ended December 31, 2014 was $9,300,245. Principal payments and the accrued interest are due and payable on a quarterly basis, starting on September 30, 2014. The quarterly payments are $500,000 with a balloon payment of $190,000,000 at the maturity date. The Term Loans mature on August 4, 2019 and are collateralized by a perfected security interest in, and mortgages on, substantially all the tangible and intangible assets of CBR and each guarantor. The Term Loans are unconditionally guaranteed by Holdings and each wholly-owned domestic subsidiary of Holdings as specified in the agreement. CBR may prepay the Term Loans, revolving line of credit loans and swing line loans without premium or penalties. The agreement requires mandatory prepayment of the term loans upon a certain excess of cash flow as defined in the terms of the agreement. The Term Loans require CBR to maintain certain financial and non-financial covenants. The agreement contains a material adverse change clause, as defined in the agreement, which would result in an event of default if the lender deems a material adverse change to have occurred to the Company’s business and the bank may declare all obligations immediately due and payable as well as restricts payments of dividends.

The Notes Payable are subordinated to the Term Loans and revolving line of credit (senior obligations), accrues interest at 11.75% annually and is due and payable on a quarterly basis. Interest expense on the Notes Payable for the years ended December 31, 2014 and 2013 was $8,431,349 and $7,520,000, respectively.

The Notes Payable were recorded at an initial carrying value of $80,925,738, net of $2,074,262 in debt discount. The debt discount is being accreted to the carrying value of the Notes Payable as a non-cash interest expense utilizing the effective interest rate method over the period ending in September 2020, which is the scheduled maturity date of the Notes Payable. Debt discount amortized for the years ended December 31, 2014 and 2013, was $162,690 and $112,069, respectively. At December 31, 2014 and 2013, the carrying value of the Notes Payable was $81,002,723 and $62,221,353, net of $1,997,277 and $1,778,647 of unamortized debt discount, respectively.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

The Notes Payable require CBR to maintain certain financial and non-financial covenants. The Notes Payable are subject to a mandatory prepayment following (i) the change of control prior to the third anniversary of the closing date of the agreement at a prepayment premium, and (ii) the prepayment of senior loan obligations in connection with casualty event-repayment event as defined in the agreement. CBR is also required to make quarterly payments on the outstanding principal of the note starting September 2017 equal to the specific formula as defined in the agreement. The Note Payable matures in September 2020 and is unconditionally guaranteed by Holdings and each wholly-owned domestic subsidiary of Holdings as specified in the agreement. The agreement contains a material adverse change clause, as defined in the agreement, which would result in an event of default if the lender deems a material adverse change to have occurred to the Company’s business and the bank may declare all obligations immediately due and payable as well as restricts payments of dividends.

CBR incurred issuance costs of $3,665,225, consisting primarily of investment banking, legal and other professional fees. The total issuance costs were capitalized and are being amortized as non-cash interest expense utilizing the effective interest rate method over the period ending on the scheduled maturity dates of the Term Loans and Notes Payable. Issuance costs amortized for the years ended December 31, 2014 and 2013, was $621,413 and $662,774, respectively.

As of December 31, 2014 and 2013 there were minimal short-term borrowings on the revolving line of credit, swing line loans or letters of credit. CBR is charged fees of 0.5% annually on the unutilized revolving line of credit borrowing base. The fee is due and payable on a quarterly basis, starting on December 31, 2012. Fees related to the unutilized line of credit for the years ending December 31, 2014 and 2013, were $73,125 and $76,042, respectively, and is included in interest expense in the Consolidated Statement of Operations. The revolving line of credit matures in September 2020.

As of December 31, 2014, the Company was in compliance with all debt covenants.

Future minimum payments at December 31, 2014 are:

Years ending December 31,	Term Loans	Notes Payable	Total
2015	$13,054,924	$9,752,500	$22,807,424
2016	12,973,493	9,752,500	22,725,993
2017	12,831,868	9,752,500	22,584,368
2018	12,720,340	9,752,500	22,472,840
2019	197,290,701	9,752,500	207,043,201
2020 and thereafter	—	90,027,144	90,027,144
Total	248,871,326	138,789,644	387,660,970
Less: amounts representing interest	(49,874,772)	(55,789,644)	(105,664,416)
Less: unamortized discount	(1,630,026)	(1,997,277)	(3,627,303)
Less: current portion	(1,740,700)	—	(1,740,700)
Long term portion	$195,625,828	$81,002,723	$276,628,551

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

7.                Accrued Liabilities

Accrued liabilities consist of the following as of December 31:

	2014	2013

Professional fees	$315,366	$273,784
Interest	30,556	197,918
Taxes payable	23,831	502,000
Bonus	1,682,827	1,449,859
Wages	1,327,847	500,490
Other	6,619,003	8,835,143
Accrued liabilities	$9,999,430	$11,759,194

8.                Other Current Liabilities

Other current liabilities consist of the following as of December 31:

	2014	2013

Contingent consideration	$286,181	$—
Retained amount	35,673,120	—
Employee retention amount	592,589	628,445
Other current liabilities	$36,551,890	$628,445

9.                Other Long Term Liabilities

Other long term liabilities consist of the following as of December 31:

	2014	2013

Deferred tax liability	$45,837,335	$58,497,167
Contingent consideration	—	6,563,715
Retained amount	—	29,095,596
Other long term liabilities	$45,837,335	$94,156,478

Pursuant to the acquisition, a retained amount was established to cover expenses and potential settlements related to certain pre-acquisition contingencies and breach of general representations and warranties. The retained amount was a component of the purchase price.

The Company entered into an agreement with the selling shareholders dated December 30, 2014. The agreement addressed the following: i) finalized the amounts the Company was to remit to CBR 1.0 related to the transaction costs, NOL carry forwards, and all tax refunds, ii) accelerated the timing of these payments

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

from September 2017 to September 2015. The Company recorded a gain of $1,227,632 upon execution of this agreement.

At December 31, 2013, cash of $23,301,560 has been restricted to fund the retained amount. At December 31, 2014, cash of $28,459,036 has been restricted to fund the retained amount. The remaining cash of $7,214,084 will be transferred from the operating account in September 2015 to fund the remaining portion of the retained amounts.

10.       Income Taxes

The following table summarizes the components of the Company’s deferred taxes as of December 31:

	2014		2013
	Current	Noncurrent	Current	Noncurrent

Deferred tax assets
Deferred Revenue	$277,942	$4,121,282	$167,796	$1,500,472
Accrued liabilities	1,098,142	—	1,218,355	—
Allowance for doubtful accounts	827,431	—	872,913	—
State taxes	—	—	1,061	—
NOLs and Credits	—	2,628,026	11,301	551,942
Transaction Costs	—	934,917	—	1,269,411
Total deferred tax assets	2,203,515	7,684,225	2,271,426	3,321,825
Deferred tax liabilities
Accrued liabilities	—	(227,628)	—	—
State taxes	(5,633)	—	—	—
Depreciation and amortization	—	(53,293,932)	—	(61,818,992)
Total deferred tax liabilities	(5,633)	(53,521,560)	—	(61,818,992)
Deferred taxes, net	$2,197,882	$(45,837,335)	$2,271,426	$(58,497,167)

At December 31, 2014 and 2013, the Company recorded income tax payables totaling approximately $23,831 and $502,000, respectively, in accrued liabilities, in the accompanying consolidated balance sheets.

The components of benefit from income taxes are as follows for the years ending December 31:

	2014	2013
Current:
Federal	$1,736,835	$(3,118,000)
State	(15,962)	3,031
	1,720,873	(3,114,969)
Deferred:
Federal	(9,419,921)	(8,001,018)
State	(962,568)	(957,857)
	(10,382,489)	(8,958,875)
Total	$(8,661,616)	$(12,073,844)

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

The total income tax expense differs from what the income tax expense would be using the federal statutory rate primarily due to state taxes and nondeductible expenses.

At December 31, 2014 and 2013, the Company had state net operating loss carry forwards of approximately $50.0 million and $50.1 million, respectively. The state net operating loss carry forwards expire in 2032.

At both December 31, 2014 and 2013, the Company had Arizona state credits of $0.4 million. The credit carry forward will expire in 2018.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. All tax years are open and may be subject to potential examination in one or more jurisdictions.

11.       Members’ Equity

Under the CBR Holdco Limited Liability Company Agreement (“LLC Agreement”) dated September 19, 2012, the Company is authorized as the Board determines from time to time, to issue common units, which includes incentive units under the Company’s Incentive Unit Plan.

Incentive Unit Plan

CBR’s parent, Holdco has agreements with certain employees and board members whereby those employees and board members have been granted management incentive units. The incentive units granted are subject to a participation threshold at the grant date, based on the $10 stated value of the common units of Holdco, which increase by 8% per annum. The granted awards contain service criteria, performance criteria, or a combination thereof for vesting. Incentive units with a service condition generally vests over 5 years with 20% vesting each year. Incentive units with a performance condition vest when the annual internal rate of return exceeds 25%, and when cash outflows to investors exceeds cash inflows from investors by a multiple of 3 times.

During the years ended December 31, 2014 and 2013, a total of 423,319 (of which 323,319 included a vesting performance criteria) and 1,229,750 (including 282,000 vested immediately and 947,750 included a vesting performance criteria) incentive units were granted, respectively. At December 31, 2014 and 2013, 842,896 and 973,174 additional units are available for grant, respectively.

Stock-based compensation expense for the years ended December 31, 2014 and 2013 was $2,329,385 and $2,008,367, respectively.

The fair value of the 392,241 incentive units granted with vesting performance criteria totaled $1,583,866. At December 31, 2014 and 2013, the Company did not believe the vesting performance criteria were probable and therefore no stock-based compensation has been recorded. Once vesting performance criteria becomes probable, the amortization of the fair value will commence and be recorded as stock-based compensation.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

The following table summarizes the incentive unit activity for the year ended December 31, 2014:

	Incentive Units	Weighted Average Grant
	Outstanding	Date Fair Value
Balance	3,492,515	$14,478,374
Units granted	423,319	1,480,282
Units forfeited	(282,200)	(957,476)
Units repurchased	(2,800)	(10,024)
Balance	3,630,834	$14,991,156

The following table summarizes the incentive unit activity for December 31, 2013:

	Incentive Units	Weighted Average Grant
	Outstanding	Date Fair Value
Balance	2,367,965	$10,452,485
Units granted	1,229,750	4,402,505
Units forfeited	(105,200)	(376,616)
Balance	3,492,515	$14,478,374

The grant date fair value of all the incentive units was $14,991,156. The fair value of the incentive units was estimated using the Option-Pricing Method (“OPM”). To apply the OPM, the Company calculated the various equity values, at which the sharing percentages would change among the Company’s securities.

The Company estimated volatility based on the historical volatility of similar public companies’ stock price over a preceding period commensurate with the expected term of the incentive units. The Company estimated the expected term of the incentive units considering the timing and probabilities of a liquidity event. The risk-free interest rate for the expected term of the incentive units is based on the U.S. Treasury yield curve in effect at the time of grant.

Total future compensation cost of incentive units (without vesting performance criteria) is $7,279,590, which is expected to be recognized over a weighted average period of 5 years.

Distributions

The Board may in its discretion make distributions from time to time pursuant to the distribution priorities as set in the LLC Agreement. No incentive unit shall receive distributions until each common unit that is not an incentive unit has received an amount equal to a hypothetical yield on the aggregate unreturned capital contributions of 8% per annum, compounded quarterly. No portion of any distribution shall be made with respect to any unit that has not been issued or unvested incentive units.

Holdco shall use its reasonable best efforts to distribute to the unitholders within 15 days after the end of fiscal quarter an aggregate amount of cash to approximate the unitholders U.S federal, state and local estimated tax liability for the fiscal quarter. Holdco is required to distribute to unitholders net cash proceeds received from a public offering or a sale of the company within terms as described in the agreement.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

Allocations

Net profit or net losses for any calendar year shall be allocated among the unitholders in such a manner that, as of the end of such calendar year, the sum of each unitholder’s capital account, share of minimum gain and partner nonrecourse debt minimum gain shall be equal to the respective net amounts, which would be distributed to them as if Holdco were to liquidate the assets of Holdco for an amount equal to their book value and distribute the proceeds of the liquidation. Special allocations to the unitholders’ capital accounts are made in the manner required by Treasury Regulation Section 1.704-2.

Repurchases

In the event of an employee separation, the co-invest units and the vested incentive units will be subject to repurchase at the Company’s option. The purchase price for each co-invest unit and vested incentive unit will be the fair market value of such unit provided, however, if such separation results from employee’s resignation without good reason or from the Company’s termination of employment with cause (as defined in the employment agreement), the purchase price for each co-invest unit will be the lesser of the employee’s original cost for such unit and fair market value of such unit, and the purchase price for each vested incentive unit will be $0.00.

The Company may elect to purchase all or any portion of the co-invest units and vested incentive units by delivering written notice (the “Repurchase Notice”) to the holder of such securities within twelve months after the separation. For the year ended December 31, 2014, 1,400 vested incentive units were repurchased for $224.

Transfer by Unitholders

No unitholder is allowed to transfer, offer or agree to transfer all or any parts of any interest in such units without the prior written consent of the Board. All Board approved unit transfers are subject to compliance with the terms of the Agreement. The transferee becomes a substitute unitholder on the date of such transfer. Consent to units transfer is not required for purchasers and investors as specified in the agreement. No transfer of any unit or economic interest is permitted if such a transfer would cause Holdco to have more than 100 partners and would create a risk that Holdco would be treated as a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code. An additional person may be admitted as a unitholder based on Board’s discretion.

Dissolution and Liquidation

Holdco shall dissolve upon the earlier of: (i) approval of the Board or the holders of the required interest or (ii) judicial dissolution or administrative dissolution of Holdco. On dissolution of Holdco, the Board shall act as liquidator or may appoint one or more representative or unitholders as liquidator. The liquidator shall sell any portion of Holdco’s assets and make final distributions.

12.       Fair Value of Financial Instruments

The following methods and assumptions are used to estimate the fair values of the Company’s financial instruments:

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

a.              Term Loans and Notes Payable

Term loans and notes payable are carried at the outstanding principal balances, net of issue discounts. The following table presents the carrying value and estimated fair value of the Company’s term loans and notes payable as of December 31, 2014 and 2013:

	2014		2013
		Estimated		Estimated
	Carrying Value	Fair Value	Carrying Value	Fair Value
Term Loans	$197,366,528	$165,964,273	$142,048,785	$130,010,574
Notes Payable	81,002,723	88,116,129	62,221,353	71,985,551
Totals	$278,369,251	$254,080,402	$204,270,138	$201,996,125

The estimated fair values of the term loans and notes payable were based on the then-current rates available to the Company for debt of similar terms and remaining maturities and also took into consideration default and credit risk. The Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. The fair value of the long-term debt was categorized as Level 3 in the fair value hierarchy.

b.              Assets/Liabilities Measured at Fair Value on a Recurring Basis

In the tables below, the Company has segregated all assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

December 31, 2014
Quoted prices in
	Active Markets for	Significant Other	Significant
	Identical	Observable Inputs	Unobservable
Liabilities	Items (Level 1)	(Level 2)	Inputs (Level 3)
Contingent consideration	$—	$—	$286,181

December 31, 2013
Quoted prices in
	Active Markets for	Significant Other	Significant
	Identical	Observable Inputs	Unobservable
Liabilities	Items (Level 1)	(Level 2)	Inputs (Level 3)
Contingent consideration	$—	$—	$6,563,715

The Company measures the fair value of its Level 3 contingent consideration liabilities based on the income approach by using expected payouts, factoring in estimated staff retention for the ERA portion. The estimated discount rate used ranged from 4.5% to 10.5%.

The following table presents the reconciliation for all assets and liabilities measured and recorded at fair value on a recurring basis using significant unobservable inputs (Level 3):

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

Contingent
Fair Value Using Level 3 Inputs	Consideration
Balance at December 31, 2012	$5,911,989
Change in fair value	651,726
Balance at December 31, 2013	6,563,715
Change in fair value	(264,306)
Transfer out to retained liability	(6,013,228)
Balance at December 31, 2014	$286,181

13.       401(k) Plan

The Company has a 401(k) profit sharing plan for all eligible employees and their beneficiaries. Contributions by the Company are determined by the Company’s Board of Directors and are discretionary. The Company contributed $1,002,002 and $680,626 to the 401(k) profit sharing plan during 2014 and 2013, respectively.

14.                               Commitments and Contingencies

a.              Rental Commitments

The Company leases office space under a non-cancelable operating lease. The office space lease expires in September 2017. The office space lease provides for an annual 3% increase in rent. Rent expense under the lease totaled $1,176,750 and $1,136,157 during December 31, 2014 and 2013, respectively. Future minimum lease commitments are as follows:

2015	$1,029,040
2016	1,059,911
2017	812,686
Total	$2,901,637

b.              Legal Matters

From time to time, in the ordinary course of business, various claims may be made against the Company. The Company is not aware of any claims that could materially affect the consolidated financial statements.

On August 8, 2014, the Company entered into a Confidential Settlement Agreement and Release. In this agreement, the Company was paid a sum of $815,000 in exchange for the mutual release of the defendants in the case and dismissal of all litigation.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

c.               Class Action

In January 2012, a class action lawsuit was commenced, naming CBR as the defendant. The plaintiffs allege that CBR breached the California Confidentiality of Medical Information Act as a result of medical records being stolen from an employee’s vehicle. In February 2013, Holdco presented their preliminary settlement to the court, which includes two years of credit monitoring and identity theft insurance for each class member. In February 2013, class members were also notified of the terms of the settlement. Class members were required to enroll online for credit monitoring and identity theft insurance by May 2013 and November 2013, respectively. As a result of these terms, Holdco also entered into a contract with a credit monitoring company to cover a minimum of $600,000 in credit monitoring services. Holdco believes the retained amount established at the close of acquisition of CBR will be sufficient to cover any losses that may result from this matter and thus will not have a material impact on its business or the consolidated financial statements.

d.              Purchase Commitments

The Company has purchase commitments with the manufacturer of the processing bags and the collection bags. As of December 31, 2014, the Company has committed to purchase $4,866,048 worth of processing bags and collection bags through 2016.

The Company has 1 year remaining on a contract with two professional services groups that are providing guidance on marketing and a registry website, content, and tracking. The Company has committed to paying them $976,394 in 2015.

The Company has contracts with four large practice groups which provide education services to their doctors and patients. The Company has committed to paying them $92,568 per year from 2015 through 2019.

15.                               Related Party Transactions

The Company entered into an advisory services agreement with the Company’s primary equity sponsor, GTCR, effective September 19, 2012. GTCR provides the Company financial and management consulting services in the areas of corporate strategy, budgeting for future corporate investments, acquisition and divestiture strategies and debt and equity financings.

The advisory services agreement provides that the Company pay placement fees to GTCR of 1% of the gross amount of any debt or equity financing. For the year ended December 31, 2014, the Company incurred placement fees of $783,750 which was deferred as debt issuance costs and will be amortized as non-cash interest expense utilizing the effective interest rate method over the period ending on the scheduled maturity dates of the Term Loans and Notes Payable (see Note 6). No such amounts were incurred during the year ended December 31, 2013.

The advisory services agreement provides that the Company pay a $125,000 quarterly management fee to GTCR. During each of the years ended December 31, 2014 and 2013, the Company incurred management fees of $500,000.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

The Company also reimburses GTCR for out-of-pocket expenses incurred while providing the above professional services. During the years ended December 31, 2014 and 2013 the Company reimbursed out-of-pocket expenses to GTCR of $28,504 and $157,641, respectively.

The Company has an agreement with a firm that provides legal services. Two employees of that firm are equity investors in the Company. During the years ended December 31, 2014 and 2013 the Company paid $561,150 and $2,242,725, respectively, in fees to this firm.

On February 18, 2013, the Company entered into a Promissory Note and Pledge Agreement with an employee of the Company totaling $1,000,000. This is a term loan with a maturity date of February 18, 2020. The interest rate is 1% per annum due on the 1st day of each calendar quarter after the Date of Issuance. The loan is secured with 50,000 Co-Invest Units and 200,000 Special Incentive Units. The agreement contains a mandatory prepayments clause within 30 days of Separation with Cause, upon payment of any proceeds paid or payable to Borrower in connection with any sale, pledge or transfer of, or cash distribution with respect to, any equity of the Company or its subsidiaries, or upon any Sale of the Company or Public Offering. Borrower may prepay all or any portion of the outstanding principal at any time before the maturity date.

16.                               Distribution to members

On August 5, 2014, the Board of Directors declared and paid a distribution of $4.15 per common unit to all common unit holders as of August 4, 2014. The distribution paid totaled $98,000,000.

17.                               Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through April 14, 2015, the date at which the consolidated financial statements were available to be issued.